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                           FIFTH AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF
                         BIOMAGNETIC TECHNOLOGIES, INC.

                            a California corporation

                                    ARTICLE I

                  The name of the corporation is 4-D Neuroimaging.

                                   ARTICLE II

                  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

                  The corporation elects to be governed by all the provisions of the General Corporation Law (as added to the California Corporations Code effective January 1, 1977, and as subsequently amended) not otherwise applicable to this corporation under Chapter 23 of said General Corporation Law.

                                   ARTICLE IV

                  The corporation is authorized to issue one (1) class of stock to be designated "Common Stock." The total number of shares which the corporation is authorized to issue is Two Hundred Million (200,000,000) shares, of which all such shares shall be Common Stock, without par value.
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                                    ARTICLE V

                  SECTION 1. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                  SECTION 2. This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

                  SECTION 3. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the board of directors.

         4. The foregoing amendment of the Articles of Incorporation has been duly approved by the holders of the requisite number of shares of said corporation in accordance with California Corporations Code Sections 902 and
903. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 83,403,112 shares of Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

         We declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct as of our own knowledge.

         Executed this 27 day of March, 2000, at San Diego, California.


                                    /s/ D. Scott Buchanan
                                    ----------------------------------
                                    D. Scott Buchanan
                                    President

                                    /s/ Aron P. Stern
                                    ----------------------------------
                                    Aron P. Stern
                                    Secretary